FINAL EXECUTION VERSION

transition AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”), dated as of August 10, 2026, is made and entered into by and between Brown & Brown, Inc., a Florida corporation (together with its present and future Subsidiaries and Affiliates, the “Company”), and P. Barrett Brown, a resident of the State of Georgia (“Executive”). The Company and Executive are each a “Party” and, collectively, the “Parties.”

Background

Executive joined the Company in 2000 and has served in various roles, including most recently as Executive Vice President since January 2020 and President of the Company’s Retail Segment from January 2020 until October 2025. Executive commenced a personal leave of absence, effective October 17, 2025, and effective as of that same date, one of the Company’s other executive officers was appointed to the role of President of the Retail Segment. Executive desires to voluntarily resign from the Company as a result of the appointment of another executive officer to the role of President of the Company’s Retail Segment previously held by Executive.

In connection with Executive's voluntary resignation for good reason in August 2026, the Company and Executive wish to memorialize their agreement concerning Executive's period of employment following receipt of notice of such resignation and the period following Executive's termination of employment with the Company. In recognition of Executive’s career with the Company, and as consideration for Executive’s agreement to abide by certain post-resignation and post-termination obligations as set forth in this Agreement, the Company desires to provide Executive the consideration described in this Agreement in return for the agreements of Executive set forth in this Agreement. In consideration of the payments, covenants and releases described below, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

Terms

1.
Certain Defined Terms.
(a)
“Affiliate” means with respect to a particular Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such particular Person, including, in the case of a natural Person, such Person’s heirs, estates, executors, and administrators. For the purposes of this definition, “control” and “controlled” mean the possession, direct or indirect, of the unilateral power (i) to direct or cause the direction of the management, operations, and policies of a Person or (ii) to appoint at least a majority of the directors or managers (or the equivalent thereof) of a Person through the ownership of at least a majority of the outstanding voting securities of such Person.
(b)
“Associated with” or “Association with” means becoming the owner of an equity interest in, or otherwise consulting with, being employed by, or participating in the business of a Person in any role or position, including as an employee, director, owner, partner, member, consultant or otherwise.
(c)
“Cause” means any of the following reasons for termination by the Company of Executive’s employment with the Company: (i) theft or dishonesty in connection with Executive’s employment, or falsification of any employment or Company records; (ii) Executive’s continued failure or inability to perform any reasonable assigned duties after reasonably specific written notice from the Company of, and a reasonable opportunity to cure, such continued failure or inability, if such failure or inability is, in the reasonable discretion of the Company, curable (which cure period shall be no less than 30 days); (iii) any material breach by Executive of this Agreement or the Executive Employment

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Agreement; or (iv) Executive’s conviction of any criminal act which, in the Company’s discretion, impairs Executive’s ability to perform Executive’s duties with the Company. Termination for Cause pursuant to the foregoing will be determined in the sole reasonable discretion of the Company.
(d)
“Change in Control” means the happening of any of the following after the Resignation Date:
(i)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, including regulations and applicable guidance thereunder (the “Exchange Act”)) other than the Company or one of its Subsidiaries, provided, for the avoidance of doubt, that the sale of a corporation that is a Subsidiary of the Company shall not constitute a Change in Control if the Subsidiary does not represent substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole;
(ii)
the adoption of a plan relating to the Company's liquidation or dissolution, with all material contingencies satisfied or waived, and the taking of a substantial step to implement such liquidation or dissolution; or
(iii)
the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of voting stock of the Company outstanding immediately prior to such transaction directly or indirectly constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person immediately after giving effect to such transaction; notwithstanding the foregoing, no transaction that is otherwise a Change in Control shall be treated as a Change in Control unless it also qualifies as a “change in control event” as that phrase is used in Treasury Regulations issued pursuant to Section 409A of the Code (as defined below).
(e)
“Client Account” means any Person to whom Insurance Products or Services (or any other products or services sold for fee(s) or commission(s) by the Company at the time Executive’s employment with the Company ends) have been provided by the Company.
(f)
“Company Records” refers to all records related to the Company’s business activities and business development efforts created or maintained in the course of the Company’s business (such as contact lists, prospect or target lists, pipeline reports, calendars and notes), whether made by Executive or others, and wherever stored (in email, text messages, cell phones, computers or otherwise).
(g)
“Competitive Activity” refers to business-related activity on behalf of a Competitor that involves (i) providing, supervising, or managing services that are the same as or similar in function or purpose to those Executive provided, supervised, or managed for the Company in the three-year period preceding the Separation Date, (ii) assisting in the creation, development, improvement, sale or provision of competing Insurance Products or Services, (iii) owning or operating a Competitor, or (iv) undertaking any other duties or responsibilities that would reasonably foreseeably (whether intentional or not) result in the unauthorized use or disclosure of Confidential Information to or for the benefit of a Competitor.
(h)
“Competitor” refers to each of the legal entities listed on Exhibit A (including any of their subsidiaries and Affiliates, irrespective of any change in name or legal structure, and inclusive of any successors, acquiring entities, or subsequent holders of assets thereof) to the extent the entity is engaged in the Insurance Business.

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(i)
“Confidential Information” means Confidential Information as such term is defined in Section 5(a) of the Executive Employment Agreement.
(j)
“Cure Period” means the number of days, not to exceed thirty (30) days, between the date a Triggering Event becomes effective and the date the cure for such Triggering Event becomes effective, as described in Section 12(a)(iii)(A). If such Triggering Event is not cured within thirty (30) days, the Cure Period will be deemed to be thirty (30) days.
(k)
“Executive Employment Agreement” means that certain Employment Agreement, dated as of October 9, 2015, by and between Executive and the Company, attached as Exhibit B.
(l)
“Good Standing” means that, as of any date of determination, Executive is not currently in breach of, and has not previously breached, any of Executive’s material obligations under this Agreement (other than violations of the Non-Compete Covenant caused by Executive’s Association with an M&A Affiliate which Executive is permitted to cure during a Cure Period under Section 12(a)(iii)(A)), the Preserved Restrictive Covenants in the Executive Employment Agreement, or any other written, signed agreement between Executive and the Company.
(m)
“Group A Competitor” means those Competitors designated as Group A Competitors on Exhibit A.
(n)
“Group A Executive Officer” means a president or vice president in charge of a principal business unit or division of a Group A Competitor, or any other officer who performs a policy making function for such Group A Competitor. For the limited purpose of determining a Group A Executive Officer, Group A Competitor includes all of such Group A Competitor’s Affiliates, on a consolidated basis, engaged in the Insurance Business.
(o)
“Group B Competitor” means those Competitors designated as Group B Competitors on Exhibit A.
(p)
“Group B Executive Officer” means (1) with respect to a Group B Competitor that is a publicly traded company, an officer that is designated as a Section 16 “officer,” as defined under Rule 16a-1(f) of the Exchange Act, of the Group B Competitor, or (2) with respect to a Group B Competitor that is not a publicly traded company or a direct or indirect subsidiary of a publicly traded company, the equivalent of a Section 16 “officer” of the Group B Competitor (i.e., an officer as defined under Rule 16a-1(f) of the Exchange Act, evaluated as if the Group B Competitor were a publicly traded company, with all of such Group B Competitor’s Affiliates that are engaged in the Insurance Business considered together on a consolidated basis).
(q)
“Insurance Business” refers to the business of quoting, placing, providing, servicing and/or renewing Insurance Products or Services.
(r)
“Insurance Products or Services” refers to (i) Employee Benefits Products or Services, (ii) Insurance-Related Services, and/or (iii) P&C Products or Services, in each case that Executive had relevant involvement with or was provided Confidential Information about in the preceding three years, as such terms are defined below:
(i)
“Employee Benefits Products or Services” means (A) employer-sponsored benefits accounts with programs, whether self-insured or fully insured, such as group life, group health, group dental, group disability, group long-term care, ancillary benefits sold to groups and similar or related products and services, and (B) insurance procured for individual, natural persons (e.g., life, health, annuities, long-term care and similar or related products and services).

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(ii)
“Insurance-Related Services” means any services provided to a Client Account, either directly or by a third-party service provider, whether or not for a fee and whether or not pursuant to a written contract, including but not limited to: risk management; loss control; compliance or other consulting services; claims analysis; insurance program administration; enrollment services; COBRA, Section 125 Cafeteria Plan, Health Savings Account (HSA) Plan, Health Reimbursement Arrangement (HRA) Plan, Health Flexible Spending Account (FSA) Plan, and/or Premium Reimbursement Arrangement (PRA) Plan administration; preparation, review and/or filing of IRS Form 5500s; referrals to on-site medical clinics, attorneys, or other third-party service providers (whether or not a referral fee or other remuneration is paid by such providers for such referrals); pharmacy consulting services; Medicare set-aside services; Social Security disability services; Medicare benefits advocacy service; or other services.
(iii)
“P&C Products or Services” means (A) commercial lines or personal lines property and casualty insurance products, including products typically marketed by or to the auto finance and insurance industry for either automobiles or recreational vehicles, such as extended service contracts, limited warranties, GAP protection, paint/fabric protection, credit life/accident and health coverage, tire/wheel coverage, key replacement, windshield protection, anti-theft programs, and similar products; and/or (B) commercial or individual bond or suretyship products.
(s)
“Known” or “Knowledge”—an individual will be deemed to have “Knowledge” or to have “Known” of a particular fact or other matter if such individual is or was actually aware of such fact or other matter, or reasonably should be or have been aware of such fact or other matter.
(t)
“Limited Release” means the limited release of the Non-Compete Covenant to the extent necessary for Executive to continue Executive’s Association with the M&A Affiliate and its business; provided Executive does not become a Group A Executive Officer during the remainder of the Restricted Period.
(u)
“Limited Release Buyout Agreement” means the buyout agreement, the form of which is attached as Exhibit C, pursuant to which the Company will give Executive the Limited Release, in consideration of Executive’s payment of the Limited Release Buyout Payment.
(v)
“Limited Release Buyout Payment” means the payment of the Limited Release Buyout Payment Amount by Executive to the Company, pursuant to the Limited Release Buyout Agreement, to be made in consideration of the Limited Release.
(w)
“Limited Release Buyout Payment Amount” means (1) $1,000,000, times (2) a fraction, the numerator of which equals the number of whole months remaining in the Restricted Period on the date the applicable Triggering Event becomes effective, and the denominator of which equals twelve (12).
(x)
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a governmental body.
(y)
“Required Notice” means written notice by Executive to the Company that a Triggering Event has occurred, describing in reasonable detail the nature of the Triggering Event. To be effective, the Required Notice must include a certification from Executive that the Triggering Event was not Known to Executive at the time Executive’s Association with the M&A Affiliate first began and that to the best of Executive’s Knowledge, Executive does not expect to become a Group A Executive Officer or a Group B Executive Officer, as applicable, during the remainder of the Restricted Period.
(z)
“Restricted Area” refers to the United States, and the following additional

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countries where the Company does business that Executive has had involvement with or been provided Confidential Information about: Canada, United Kingdom, Ireland, Cayman Islands, Bermuda, and the Netherlands. Executive stipulates that the provisions of the Agreement provide Executive with adequate means to reasonably determine the maximum scope of the restraints placed upon Executive as of the Separation Date.
(aa)
“Subsidiary” or “Subsidiaries” means any business organization formed, owned or controlled by the Company for purposes of engaging in the Insurance Business as of the date of this Agreement.
2.
Resignation, Termination of Employment and Transition Services.
(a)
Resignation. Executive shall resign as an officer of the Company and from any officer or director positions with the Company's subsidiaries and Affiliates, and any other positions of actual or apparent authority, on and effective as of August 10, 2026 (the “Resignation Date”).
(b)
Transition Services and Separation Date. Executive's employment with the Company will end on July 31, 2027 (the “Separation Date”). From the date this Agreement is executed until the Separation Date (the “Transition Period”), the Company agrees to continue Executive's employment with the Company pursuant to this Agreement, and Executive agrees to provide any additional cooperation, assistance, and/or training reasonably requested by the Company's Chief Executive Officer to transition Executive’s work, responsibilities, files, and systems (the “Transition Services”). During the Transition Period, Executive will not hold any officer or director position with the Company and shall perform only Transition Services at the request of the Company’s Chief Executive Officer. Executive acknowledges and agrees that, throughout the entire Transition Period, Executive will remain employed in a fiduciary capacity, will owe any applicable fiduciary duties to the Company, and will be subject to, and will comply with, all applicable Company policies. During the Transition Period, Executive will be permitted to engage in other outside business activities notwithstanding anything to the contrary in the Executive Employment Agreement, except for outside business activities constituting Insurance Business, provided such outside business activities do not interfere with Executive’s delivery of the Transition Services and, provided further, that Executive is otherwise in compliance with this Agreement and the Executive Employment Agreement. In consideration of the Transition Services, the Company shall provide the following compensation:
(i)
Salary Pay During Transition Period. During the Transition Period, the Company will continue paying to Executive Executive’s current annual base salary of $1,000,000 (“Salary”), less withholding for taxes and other similar items, paid in accordance with the Company's normal payroll practices.
(ii)
Transition Services Bonus. Subject to the satisfactory performance of the Transition Services by Executive, as determined in the sole reasonable discretion of the Compensation Committee of the Company’s Board of Directors as of each applicable payment date, the Company will pay Executive a total bonus of $1,300,000 (the “Transition Bonus”), less withholding for taxes and other similar items. The Transition Bonus will be divided into two equal installments of $650,000, with the first installment payable on the first payroll date in February 2027, provided Executive remains employed through such date, and the second installment payable on the first reasonably practicable payroll date to occur following the Separation Date (but not more than thirty (30) days following the Separation Date), provided that Executive remains employed by the Company on the Separation Date and Executive has executed and not revoked the Supplemental Release pursuant to Section 9. The Parties agree that Executive shall not be eligible for any other bonuses, cash incentives, or new long-term equity grants following the

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Resignation Date, except as expressly provided in this Agreement.
(iii)
Legal, Financial/Tax Planning, and Career Transition Support Expenses. Promptly following the execution and delivery of this Agreement, the Company will pay Executive a lump-sum payment of $130,000 (the “Expense Allowance”), less withholding for taxes and other similar items, paid on the first reasonably practicable payroll date to occur following the execution and delivery of this Agreement (but not more than thirty (30) days following the execution and delivery of this Agreement), in respect of the legal, financial/tax planning, and career transition support expenses incurred, or expected to be incurred, by Executive in connection with the negotiation and entry into this Agreement and the related termination of Executive’s employment with the Company.
(iv)
Benefits. During the Transition Period, Executive shall continue to be eligible to participate in the employee benefit plan(s) sponsored or maintained by the Company, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. Nothing in this Agreement shall require the Company to create or maintain any employee benefit plans, nor shall anything in this Agreement prohibit the Company from changing or discontinuing any existing employee benefit plans.

(c)
Termination Prior to Separation Date. Nothing in this Agreement shall limit termination of Executive's employment prior to the Separation Date if: (i) Executive resigns or otherwise voluntarily terminates employment prior to the Separation Date; or (ii) the Company terminates Executive for “Cause” prior to the Separation Date. In the event Executive submits a resignation with a projected termination date that is before the Separation Date, the Company will have the right to accept the resignation effective immediately or in advance of the projected termination date. In the event Executive's employment is terminated prior to the Separation Date under (i) or (ii) of this Section 2(c), Executive will only be entitled to receive all accrued but unpaid Salary through Executive’s last day actually worked for the Company and reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s last day actually worked for the Company (collectively, the “Accrued Obligations”), and Executive will not be entitled to any other payments or benefits set forth in this Agreement. The Accrued Obligations shall be paid no later than the first reasonably practicable payroll date to occur after Executive’s last day actually worked for the Company (but not more than thirty (30) days following Executive’s last day actually worked for the Company or such earlier date as may be required by applicable law).
3.
Separation Obligations of the Company. In consideration of Executive's promises contained in this Agreement, the Company agrees as follows:
(a)
Severance Payments After Transition Period. Subject to Executive’s continued employment through the Separation Date, following the Separation Date, the Company will pay to Executive a total gross amount of $2,500,000, less withholding for taxes and other similar items (the “Severance Pay”). The Severance Pay shall be paid in two equal annual installments of $1,250,000 each on the first payroll date to occur in the month of August for each of the years 2027 and 2028, provided Executive has executed and not revoked the Supplemental Release pursuant to Section 9.
(b)
Transition Services Payments Upon Company Termination without Cause Prior to the Separation Date. In the event the Company terminates Executive’s employment without Cause prior to the Separation Date, then, for purposes of this Agreement, the “Separation Date” shall be the date of such termination of employment without Cause and, in addition to the Accrued Obligations and the Severance Pay, which will be paid in accordance with Section 3(a), Executive will be entitled to receive an amount equal to (i) the Salary that would have otherwise been paid to Executive through July 31, 2027, (ii) the

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Transition Bonus, and (iii) the Expense Allowance, in each case to the extent unpaid, which amount shall be payable in a single lump sum on the first reasonably practicable payroll date to occur following the date of such termination of employment without Cause (but not more than thirty (30) days following the date of such termination of employment without Cause), provided Executive has executed and not revoked the Supplemental Release pursuant to Section 9.
(c)
Termination of Payments; Clawback. Except for the Accrued Obligations, the Parties acknowledge and agree that the payments and benefits set forth in Section 2 and Section 3 exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Executive by contract or law, and that the payments and benefits set forth in Section 2 and Section 3 constitute good, valuable, and sufficient consideration for Executive's agreements under this Agreement. Except for the Accrued Obligations and except as set forth in Section 10, the Company's obligation to provide the payments and benefits set forth in Section 2 and Section 3 will cease, and Executive will within three (3) business days return to the Company by wire transfer of immediately available funds 90% of any such payments (other than Salary and reimbursement of business expenses already paid during the Transition Period) already received by Executive, in the event Executive (i) does not execute or revokes this Agreement pursuant to Section 8; (ii) does not execute or revokes the Supplemental Release of Claims attached as Exhibit D (the “Supplemental Release”) as set forth in Section 9; or (iii) unless the Company terminates Executive’s employment without Cause prior to the Separation Date pursuant to Section 3(b) or unless Executive’s death occurs prior to the Separation Date, does not continue to be employed by the Company and perform the Transition Services through and including the Separation Date. In addition, the Company will not be required to make any payment pursuant to this Agreement if Executive is not in Good Standing as of the date on which any such payment and benefit is due and payable under this Agreement. For the avoidance of doubt, the Company's obligation to make the payments set forth in this Section 3 will cease upon termination prior to the Separation Date in accordance with Section 2(c).
(d)
Change in Control. In the event of a Change in Control after the Resignation Date and prior to the completion of the payments described in Section 2 and Section 3, any unpaid amount(s) shall be paid to Executive in a lump sum on or within thirty (30) days following the date on which the Change in Control occurs.

4.
General Release of Claims and Covenant Not to Sue by Executive.
(a)
General Release of Claims. Executive on behalf of Executive and Executive’s agents and successors in interest, hereby unconditionally releases and discharges the Company, its successors, Subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective insurers, agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively “Released Parties”), with respect to and from any claims, demands, damages, losses, liabilities, debts, judgments, obligations, accounts, causes of action, or claims for attorney’s fees that Executive has, or anyone claiming for Executive might have, or claim to have, for any reason whatsoever from the beginning of the world through the date of Executive’s signing this Agreement. These claims include, but are not limited to, any act or omission relating to or arising out of Executive’s employment, shares of stock or other ownership interests Executive may hold in a Released Party, or the resignation of Executive’s role as a director and officer, the termination of Executive’s employment, benefits or other terms of employment, under any employment agreement, employment law, or other state, local, municipal, or Federal constitution, statute, regulation or ordinance, order or common law, including without limitation: any claims under the Civil Rights Act of 1866 (Section 1981), 42 U.S.C. § 1981, the Civil Rights Act of 1991, Executive Order 11246, the Equal Pay Act of 1963, the Railway Labor Act, the

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Consolidated Omnibus Reconciliation Act of 1985 (COBRA), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Sarbanes-Oxley Act of 2002, the Family and Medical Leave Act of 1993, the Pregnant Worker Fairness Act, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act, and under any federal, state, local or common law; any and all claims arising out of any alleged tort, including but not limited to claims of willful, intentional, or negligent infliction of emotional harm and/or distress, wrongful termination, or any other unlawful behavior; any and all claims for monetary recovery, including past lost wages, pension accruals, employee benefits, liquidated, compensatory, and/or punitive damages, and/or attorneys’ fees and expenses; any claim that the restrictions provided for in Section 12 (Non-Compete Covenant) and the Preserved Restrictive Covenants (described in Section 11) are not reasonable, necessary to protect trade secrets and other legitimate business interests and enforceable as written (provided, however, that Executive will at all times retain the right to challenge the Company’s interpretation of the restrictions and/or their applicability to any particular conduct or circumstances involving him that may arise); and any and all claims of whatsoever nature asserted or which could be asserted by Executive against any Released Party for or on account of any matter or thing whatsoever existing or occurring up to and including the date of this Agreement.
(b)
Covenant Not to Sue. Executive further hereby agrees not to file a lawsuit or other legal claim or charge to assert against any of the Released Parties any claim released by this Agreement, or to pursue any legal claim in court, arbitration, or otherwise that would be contrary to or inconsistent with the releases and representations provided for in this Agreement or the Supplemental Release.
(c)
Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that Executive has been paid all wages and accrued benefits to which Executive is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.
(d)
Corporate Indemnification Obligations. Notwithstanding anything else contained in this Agreement to the contrary, Executive understands Executive is not releasing any rights to indemnity from the Company for any claims against Executive arising out of Executive’s capacity or service rendered to the Company (or any of its Subsidiaries) that are within the scope of: (a) §§607.0850-607.0859, Florida Statutes; (b) any similar statute in another relevant jurisdiction or (c) the Bylaws or the Articles of Incorporation of the Company or any of its Subsidiaries. It is understood that any such indemnification (which, if appropriate will include advancement of expenses) is contingent upon Executive's compliance with the standards set forth in the relevant statute, bylaw or provision of the articles of incorporation, as applicable. In particular, the Company may require Executive to sign an undertaking to repay any expenses advanced if Executive is ultimately found not to be entitled to indemnification pursuant to the relevant statute, bylaw or provision of the articles of incorporation.
(e)
Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law or those arising out of or relating to any Party’s performance under this Agreement. By signing this Agreement, Executive acknowledges Executive is doing so knowingly and voluntarily, that Executive understands Executive may be releasing claims Executive may not know about, and Executive is waiving all rights Executive may have had under any law that is intended to protect

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Executive from waiving unknown claims. Executive warrants Executive has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Released Parties as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Released Parties of wrongdoing or liability or that Executive has any rights against the Company or any of the Released Parties. Executive represents and agrees that Executive has not transferred or assigned, to any person or entity, any claim Executive is releasing in this Section 4.
(f)
Limitations of Release. This Agreement does not apply to Executive’s right to receive benefits that are already vested in Executive’s favor under the terms of any of the Released Party’s benefit plans. Similarly, this Agreement does not waive claims Executive could make, if available, for unemployment compensation or worker’s compensation benefits, and this Agreement does not release any claims the law does not permit Executive to release or any claims arising out of or relating to any Party’s performance under this Agreement. Executive understands that Executive does not waive the right to file a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), or engage in other protected conduct as described in Section 6. However, with the exception of the type of awards specifically permitted under Section 6, Executive waives the right to obtain any monetary relief or other recovery, including without limitation reinstatement, as a result of filing or participating in such a charge or complaint, except where such a waiver is not permitted by law.
5.
Release of Claims by Company. The Company agrees to release and forever discharge Executive from any manner of suits, actions, or causes of action, whether currently known or unknown, including any claim for attorneys' fees or costs, arising out of or in any way related to any actions taken or decisions made in the interests of the Company by Executive which were within the course and scope of Executive’s employment with the Company and not in violation of Company policies or directives.
6.
Protected Rights. Regardless of whether Executive signs this Agreement, nothing in any Company agreement, policy, or practice, including this Agreement (a) limits or affects Executive’s right to disclose or discuss sexual misconduct, abuse, hostile work environment, harassment or assault disputes or events, or any other unlawful or unsafe Company conduct or practices; (b) limits or affects Executive’s right to challenge the knowing and voluntary nature of the release of claims under the Age Discrimination and Employment Act (“ADEA”); (c) prevents Executive from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws; or from testifying, providing evidence, or responding to a subpoena or discovery request in court litigation or arbitration; (d) requires Executive to disclose to the Company any such filing, communication, or participation; or (e) prevents a non-managerial, non-supervisory employee from engaging in protected concerted activity under §7 of the National Labor Relations Act (“NLRA”) or similar state law such as joining, assisting, or forming a union, bargaining, picketing, striking, or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits, or other terms and conditions of employment, unless the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties. By signing this Agreement, Executive is waiving Executive’s right to recover any individual relief from the Company (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding, including any class or collective action, whether brought by Executive or on Executive’s

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behalf by any third party except where such a waiver is prohibited. However, this waiver does not prevent Executive from receiving a payment or award from a Government Agency (and not the Company or other Released Party) for information provided to the Government Agency or as otherwise directed by a Government Agency.
7.
Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement, and Executive acknowledges and agrees that the Company has advised, and hereby does advise, Executive of Executive’s opportunity to consult an attorney or other advisor and has not in any way discouraged Executive from doing so. Executive expressly acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Agreement before signing it, that Executive has read this Agreement carefully, that Executive has had sufficient time and opportunity to consult with an attorney or other advisor of Executive’s choosing concerning the execution of this Agreement. Executive acknowledges and agrees that Executive fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that Executive is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Section 4(a). It is understood and agreed that in the event any provision or term of the final Agreement is modified through negotiations or otherwise after it is first presented to Executive, such modification will not be construed to have re-started the running of the 21-day consideration period.
8.
Revocation and Effective Date. The Parties agree Executive may revoke the Agreement at will within seven (7) days after Executive executes the Agreement by giving written notice of revocation to the Company. Such notice must be delivered to both the Chief People Officer (currently Julie Turpin) and to the Chief Legal Officer in the Legal Department (as described for notices in Section 19). The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the revocation period described in this Section 8, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. If Executive does not revoke this Agreement within the revocation period described above, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.
9.
Supplemental Release. In addition to signing this Agreement, Executive agrees that, on (but not before) the Separation Date (after employment has ended) or within seven (7) days after the Separation Date, Executive must sign the Supplemental Release. Subject to and except as otherwise set forth in Sections 3(c) and 10, the Company's obligation to provide the payments and benefits set forth in Section 2 and Section 3 is contingent on Executive signing and not revoking both this Agreement and the Supplemental Release.
10.
Death of Executive. Notwithstanding anything in this Agreement to the contrary, in the event of Executive's death after the Effective Date and prior to completion of all payments set out in Section 3, any unpaid amounts shall be paid as and when due to the designated beneficiary on file with the Company or the personal representative of any estate established for Executive, provided (i) Executive’s employment with the Company was not first terminated in accordance with Section 2(c), (ii) Executive was in Good Standing at the time of Executive’s death; and (iii) Executive has not revoked this Agreement pursuant to Section 8 and, if Executive’s death occurs after the Separation Date, Executive has signed and not revoked the Supplemental Release pursuant to Section 9.
11.
Confidential Information and Trade Secrets; Post-Separation Restrictive Covenants; Related Matters.

FINAL EXECUTION VERSION

(a)
Preserved Restrictive Covenants. During the Transition Period and for the period set forth in the Executive Employment Agreement after the Separation Date, Executive acknowledges and agrees that Executive shall comply with the provisions set out in Section 5 of the Executive Employment Agreement (the “Preserved Restrictive Covenants”).
(b)
Return of Company Property. Executive will comply with all return of property obligations provided for in the Executive Employment Agreement and any additional return of property requests made by the Company. More particularly, Executive will upon the Separation Date or earlier if so requested, and in any event within three (3) business days after the Separation Date (the “Return Period”), complete a diligent search for and return to the Company any and all property, files, materials and documents (including all electronically stored information), records of Confidential Information and other Company Records which Executive may have in Executive’s possession, custody or control. Executive will return all Company devices without having altered, hidden, deleted or destroyed any Company files, documents, or data stored on same. Upon request, Executive will provide the Company any passwords, access codes, keys or other means necessary to access Company devices, files, databases or accounts that are used by Executive. After the search for and return of Company property process is completed, under the Company’s supervision, Executive will take such measures as are necessary to delete or destroy all remaining copies of Company Records and Confidential Information in Executive’s possession or control other than those Executive is expressly permitted to retain under this Agreement or through written permission from the Company. Executive agrees to promptly certify compliance with the foregoing obligations in writing and under oath upon request from the Company and upon request will provide the Company reasonable means to verify (directly or through use of a third-party) that no such property or information has been retained without Company authorization on Executive’s personal computers, cell phones, email, or cloud storage accounts, or other places within Executive’s control. Nothing in this Section 11(b) shall prohibit Executive from retaining pay stubs, benefit statements or similar records provided to Executive by the Company for purposes of Executive’s retention concerning Executive’s own compensation, benefits, and agreements with Company. Executive will not be entitled to any post-employment payments provided under this Agreement until Executive has completed the above-described return of property obligation.
12.
Non-Compete Covenant.
(a)
Non-Compete Covenant. The Company has spent and will continue to spend substantial time, resources, and money developing its trade secrets and other Confidential Information, technologies, products and services, training programs, and goodwill with employees, clients, customers, and other key business relationships (“Business Investments”). To avoid the irreparable harm that would be caused by conversion of Company trade secrets, goodwill, and other Business Investments to the unfair advantage of Competitors if engaged in after Executive’s employment ends, Executive agrees to the following reasonable limitation on Executive’s conduct (the “Non-Compete Covenant”):
(i)
Non-Compete. For a period of twelve (12) continuous months immediately following Executive’s Separation Date (the “Restricted Period”), Executive will not provide services to, or become Associated with, a Competitor where such services involve or Association involves Executive’s participation in Competitive Activity within the Restricted Area.
(ii)
Limitations. Notwithstanding anything in this Agreement to the contrary, nothing prohibits Executive from owning a non-controlling interest consisting of two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that Executive is not a controlling Person of, or a member of a group that controls, such business. In addition, nothing in the post-employment restrictions shall be

FINAL EXECUTION VERSION

construed to prohibit Executive’s employment in a separately operated subsidiary or other business unit of a Person that does not engage in any Competitive Activity but is under common ownership with a Competitor so long as Executive provides written assurances regarding the non-competitive nature of Executive’s position that are satisfactory to the Company and Executive’s new employer confirms this understanding.
(iii)
Potential Violations Resulting from Acquisitions, Mergers, or Similar Transactions. In the event Executive becomes Associated with a Person during the Restricted Period that was not a Competitor at the time Executive’s Association with such Person first began, and such Person (an “M&A Affiliate”) becomes an Affiliate of a Competitor, and therefore a Competitor, through acquisition, merger, equity investment, or other similar transaction by or with one of the legal entities listed on Exhibit A or any of its Affiliates (a “Triggering Event”), then Executive will deliver the Required Notice to the Company of the Triggering Event no later than five (5) days following the later of: (a) the later of the date on which the Triggering Event becomes Known to Executive and the date on which Executive is no longer prohibited in writing from disclosing the Triggering Event publicly or to the Company; and (b) the date on which the Triggering Event becomes effective.

(A)
Triggering Events Involving Group A Competitors. For Triggering Events in which an M&A Affiliate becomes a Group A Competitor solely through acquisition, merger, equity investment, or other similar transaction by or with a Person that is a Group A Competitor at the time of such Triggering Event, if the Triggering Event was not Known to Executive at the time Executive’s Association with the M&A Affiliate first began and, provided Executive has delivered the Required Notice to the Company, then during the Cure Period, Executive will have an opportunity to cure the violation of this Section 12 that would otherwise be caused by Executive’s continued Association with the M&A Affiliate, as follows:

I.
Executive may terminate in writing Executive’s Association with the M&A Affiliate, or

II.
The Parties may execute and deliver the Limited Release Buyout Agreement, and, in connection therewith, Executive will deliver the Limited Release Buyout Payment.

III.
If, during the Cure Period, Executive fails to cure, as set forth in this Section 12(a)(iii)(A), the violation of this Section 12 that would otherwise be caused by Executive’s continued Association with the M&A Affiliate, the restrictions in this Section 12 will immediately resume application and Company will have all remedies otherwise available to it to address any breach that continues or occurs after the Cure Period has expired.

IV.
Executive acknowledges that the purposes of this Section 12 would be frustrated by measuring the period of restriction while Executive cures the violation of this Section 12 that would otherwise be caused by Executive’s continued Association with the M&A Affiliate as set forth in this Section 12(a)(iii)(A). Therefore, the Restricted Period under this Section 12 shall be deemed to be extended for a period equal to the Cure Period.

V.
For clarity, Executive will have no right under this Section 12(a)(iii)(A) to cure the violation of this Section 12 that would otherwise be caused by Executive’s continued Association with the M&A Affiliate if such Triggering Event was Known to Executive at the time Executive’s Association with the M&A Affiliate first began.

FINAL EXECUTION VERSION

(B)
Triggering Events Involving Group B Competitors. Notwithstanding anything to the contrary in this Section 12, a Triggering Event will not be deemed a violation of the Non-Compete Covenant if all of the following conditions are met:

I.
The M&A Affiliate becomes a Group B Competitor solely through acquisition, merger, equity investment, or other similar transaction by or with a Person that is a Group B Competitor at the time of such Triggering Event; and

II.
The Triggering Event was not Known to Executive at the time Executive’s Association with the M&A Affiliate first began; and

III.
During the remainder of the Restricted Period, Executive does not become a Group B Executive Officer.

(b)
Right of Recoupment and Cessation of Payments. In the event that any part of the Non-Compete Covenant deemed material by the Company is challenged by Executive (or a party acting on Executive's behalf) and found by a binding legal authority (court or arbitrator) to be void or unenforceable, then the Company shall have the right to demand and receive from Executive as a recoupment of unearned consideration a return of, and/or waiver of the Company’s obligation to pay in the future, 90% of the Severance Pay made, or to be made, to Executive. In addition, in the event of a breach found by a binding legal authority (court or arbitrator) of the Non-Compete Covenant or any other material obligation of Executive under this Agreement, the Company’s obligations to make any further payments to Executive, other than payment of the Accrued Obligations, will immediately end upon such breach. In the event the Company has reasonable cause to believe that breach or threatened breach has occurred, it will have the right to suspend any payments otherwise due and owing to Executive until a final and binding court or arbitrator decision is made regarding such breach or threatened breach; provided, however, if the court or arbitrator determines such alleged breach or threatened breach did not occur, the Company shall pay to Executive all such suspended payments within thirty (30) days of such determination.

13.
Breach of Agreement. Executive agrees and acknowledges that the restrictions applicable to Executive under this Agreement, including the Non-Compete Covenant, are reasonable and necessary for the protection of the Company’s legitimate business interests and will not impose a hardship upon Executive, and that Executive fully understands and freely enters into these obligations. Executive acknowledges and agrees that the Company would be irreparably injured if Executive were to violate the Non-Compete Covenant, and Executive agrees that in the event of any such breach or threatened breach, other than violations caused by Executive’s Association with an M&A Affiliate that are actually cured by Executive in accordance with procedures set forth in Section 12(a)(iii)(A), the Company shall, in addition to any other remedies available to it, be entitled to: (a) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining Executive from any actual or threatened breach of the Non-Compete Covenant; and (b) recover actual damages from Executive, plus reasonable attorneys’ fees and costs as permitted by law. Executive and the Company agree that the prevailing party in any dispute arising under this Agreement shall be entitled to an award of all reasonable attorneys’ fees and costs incurred in the successful prosecution of, or defense against, such claims. The Company shall be deemed the prevailing party if it becomes necessary for it pursue litigation to enforce any part of this Agreement if it is awarded any of the remedies or relief requested by it to enforce this Agreement irrespective of whether some part of the relief requested is also denied. Executive further agrees that if Executive fails to comply with an obligation under the Non-Compete Covenant that has a time limit, any limitation on the time period for the violated obligation will be deemed automatically extended by one day for each day Executive is in violation of it as part of this Agreement, up to a maximum extension of two years, without the need for a judicial extension of that protection as an equitable exercise by the court or arbitrator; provided, that for violations of the Non-Compete Covenant caused by Executive’s Association

FINAL EXECUTION VERSION

with an M&A Affiliate during a Cure Period, as set forth under Section 12(a)(iii)(A), the Restricted Period will be extended pursuant to Section 12(a)(iii)(A)(IV) and not this Section 13.
14.
Equity Awards. The Company has previously granted to Executive, pursuant to the terms and conditions of the Company’s 2019 Stock Incentive Plan (the “Equity Plan”) and the applicable grant agreement (“SIP Grant Agreements”), certain shares of unvested restricted common stock (the “Restricted Stock”), the vesting of which is subject to Executive’s continuous employment with the Company until the applicable vesting date(s). For the avoidance of doubt, the vesting of the Restricted Stock will be unaffected by this Agreement, and any Restricted Stock that does not become vested and nonforfeitable on or prior to the termination of Executive’s employment with the Company will be forfeited immediately in accordance with, and subject to the terms of, the Equity Plan and the applicable SIP Grant Agreements.
15.
Executive’s Cooperation. Following the Separation Date, Executive shall reasonably cooperate with the Company and its Subsidiaries with respect to any matters requiring a vote of shareholders and with respect to any disputes with third parties, internal investigation, or administrative, regulatory, or judicial proceeding, and with other matters as reasonably requested by the Company or its Subsidiaries (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents that are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). If Executive is subpoenaed or is required to testify or provide a deposition or discovery about the Company or its current or former officers, directors or employees, Executive’s employment by the Company or the end of that employment, he agrees to contact the Company's Chief Legal Officer about the subpoena/demand as promptly as is reasonably possible. Further, Executive agrees to meet and cooperate with the Company's attorneys in preparation for such testimony, and Executive will at all times testify truthfully. If the Company requires Executive’s cooperation in accordance with this Section 15 after the Resignation Date, Company shall reimburse reasonable expenses incurred by Executive in providing such services as agreed in advance, which shall not exceed the actual cost or loss of income sustained by Executive plus any reasonable travel and lodging costs actually incurred, upon submission of receipts. Nothing in this Section 15 shall obligate Executive to assist the Company in legal matters where Executive and the Company are adverse parties because Executive is pursuing a claim against the Company.
16.
Severability. If a court or agreed upon arbitrator (“adjudicator”) determines that a restriction applicable to Executive under this Agreement cannot be enforced as written in some part (such as time, scope of activity, or geography), the parties agree to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction’s boundaries to make it enforceable. If, despite the foregoing, any part of this Agreement (provision, clause, sentence, or part thereof) is determined to be void, illegal or unenforceable, in whole or in part, or to cause voidness, illegality or unenforceability, then that offending part shall be severed and removed and the remainder of this Agreement shall remain in full force and effect as if the offending part were never contained in the Agreement. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply where its application would make a restriction or provision of this Agreement overbroad or unenforceable.
17.
Waiver. The failure of either Party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in writing signed by the Party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

FINAL EXECUTION VERSION

18.
Assignment. This Agreement can be assigned by the Company without Executive’s consent and shall be binding and inure to the benefit of the Company, its successors and assigns. No right, obligation or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.
19.
Notices. Notices shall be addressed as indicated below, or to such other addressee or to such other address as may be designated by either Party:

If to the Company: Brown & Brown, Inc.
300 North Beach Street
Daytona Beach, FL 32114

Attention: Chief Legal Officer, Legal Department

E-mail Address: legal.notice@bbins.com

If to Executive: To the most current residence address on file with the Company.

20.
Construction. The Parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the Parties.
21.
Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the Parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such Party.
22.
Applicable Law; Forum Selection; Consent to Jurisdiction. The Parties agree that this Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Florida without giving effect to conflicts of law principles of any state to the contrary. Executive agrees that the exclusive forum for any legal action arising from or related to this Agreement that can be enforced in a court of law (in accordance with any arbitration agreement between the Parties if there is one) shall be the courts of proper subject matter jurisdiction (state or federal) located in Volusia County, Florida. With respect to any such court action, Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Notwithstanding the foregoing, in the event that such court in Florida has been presented with a dispute that can be pursued in a court of law and such court refuses or cannot accept jurisdiction over such a dispute, the Parties may thereafter pursue such matter in an alternative court that can maintain jurisdiction over them.
23.
Waiver of Jury Trial. The Parties hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under or in conjunction with this Agreement that may be pursued in a court of law, Executive’s employment with the Company, AND/OR THE SEPARATION OF EXECUTIVE from EMPLOYMENT WITH THE COMPANY. THE PARTIES UNDERSTAND AND AGREE THAT, BY SIGNING THIS AGREEMENT, ANY LAWSUIT RELATING TO EXECUTIVE’S EMPLOYMENT, OR ANY SEPARATION, WILL BE HEARD BY A JUDGE, RATHER THAN A

FINAL EXECUTION VERSION

JURY.
24.
Final Agreement. This Agreement and the attached exhibits contain the entire agreement between the Company and Executive with respect to the subject matter contained in this Agreement, and supersede all prior agreements between the Parties, except the Executive Employment Agreement and any SIP Grant Agreements. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
25.
Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive's right to receive any installment payments under this Agreement shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, (i) to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Agreement by reason of the occurrence of a Change in Control or Executive’s separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition); and (ii) if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) to the extent required for compliance with Section 409A of the Code (in either case, the “Required Delay Period”), and the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Transition Agreement as of the date written above.

COMPANY:
Brown & Brown, Inc. By: ./s/ Julie L. Turpin Julie L. Turpin, Executive Vice President and Chief People Officer
EXECUTIVE:
/s/P. Barrett Brown P. Barrett Brown, individually

Signature Page to Transition Agreement